Exhibit 4.1

Description of InnovaQor, Inc.’s Securities

The following is a summary of the terms of the common stock, par value $0.0001 per share (the “Common Stock”), of InnovaQor, Inc. (the “Company”), which is the only security of the Company that is registered under the Securities Exchange Act of 1934, as amended.

Common Stock

The following summary of the terms of the Company’s Common Stock is not complete and is subject to and qualified in its entirety by reference to the relevant provisions of the laws of the State of Nevada, the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and the Company’s Bylaws (the “Bylaws”). Copies of the Articles of Incorporation and Bylaws have been filed as exhibits with the Securities and Exchange Commission.

General

The total number of shares which the Company is authorized to issue is 350,000,000 shares consisting of 325,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). As of April 4, 2023, we had 244,953,286 shares of Common Stock issued and outstanding and an aggregate of 16,175 shares of Preferred Stock of various series issued and outstanding. Our Board of Directors and stockholders have approved an increase to 2,000,000,000 authorized shares of Common Stock but a certificate of amendment has not been filed as of April 14, 2023 with the Secretary of State of the State of Nevada.

The Common Stock is traded on the OTC Pink under the symbol “INQR.” The transfer agent for the Common Stock is Olde Monmouth Stock Transfer Company.

Voting and Other Rights

The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have any cumulative voting rights. Holders have no preemptive or preferential rights to acquire or subscribe for any unissued shares. Holders of our Common Stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights or redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding Preferred Stock.

Anti-takeover Provisions in InnovaQor’s Articles of Incorporation and Bylaws

Amending the Bylaws

Our Articles of Incorporation authorize the Board to make, alter, amend or repeal our Bylaws, subject to the power of the holders of stock having voting power to make, alter, amend or repeal the Bylaws made by the Board.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called at any time only by (i) the holders of 10% of the voting shares of the Company, (ii) the President, or (iii) the Board of Directors or a majority thereof. No business may be transacted at any special meeting except as specified in the notice thereof.

Filling Vacancies

Our Bylaws provide that any vacancy on the Board of Directors, including vacancies created from an increase in the number of directors, may be filled by the Board of Directors, though less than a quorum, for the unexpired term. The Board of Directors has the full power to increase or decrease the number of directors from time to time without requiring a vote of the stockholders.

Board Action Without Meeting

Our Bylaws provide that the Board may take action without a meeting if all the members of the Board consent to the action in writing. Board action through consent allows the Board to make swift decisions, including in the event that a hostile takeover threatens current management.

Voting

Our shares of Series A-1 Preferred Stock have majority voting rights which means they represent 51% of the voting rights of all classes of shares combined. As the owner of the Series A-1 Preferred Stock, Epizon Limited will be able to exercise control over all matters submitted for stockholder approval.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

The Board of Directors has the authority to issue shares of Preferred Stock, with such relative rights and preferences as the Board may determine, without further stockholder approval. As a result, the Board could authorize the issuance of a series of Preferred Stock that would grant to the holders the preferred right to the Company’s assets upon liquidation and the right to receive dividend payments before dividends are distributed to holders of Common Stock. The Board has authorized two series of Preferred Stock that are convertible into Common Stock, and it may authorize further series in the future, which could result in dilution of the then existing holders of Common Stock.

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Anti-takeover Provisions of Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our Common Stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

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